Exhibit 99.01

FNB UNITED CORP.

U.S. Treasury # 706

Certifications Pursuant to Section 111 of

the Emergency Economic Stabilization Act of 2008, as amended (EESA)

Certification of Principal Executive Officer

I, Brian E. Simpson, certify, based on my knowledge, that:

(i) The Compensation and Nominating Committee of FNB United Corp., a North Carolina corporation and registered bank holding company (“FNB United” or the “TARP recipient”), has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to FNB United;

(ii) The Compensation and Nominating Committee of FNB United has identified and limited during any part of the most recently completed fiscal year that was a TARP period, any features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of FNB United and has identified any features of the employee compensation plans that pose risks to FNB United and has limited those features to ensure that FNB United is not unnecessarily exposed to risks;

(iii) The Compensation and Nominating Committee has reviewed, at least every six months during any part of the most recently competed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features in the plan that could encourage the manipulation of reported earnings of FNB United to enhance the compensation of an employee and has limited those features;

(iv) The Compensation and Nominating Committee of FNB United will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The Compensation and Nominating Committee of FNB United will provide a narrative description of how it limited, during any part of the most recently completed fiscal year that included a TARP period, the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of FNB United;

(B) Employee compensation plans that unnecessarily expose FNB United to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of FNB United to enhance the compensation of an employee;

(vi) FNB United has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) FNB United has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the any part of the most recently completed fiscal year that was a TARP period;

(viii) FNB United has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) The Board of Directors of FNB United and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, requiring approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) FNB United will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi) FNB United will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for each employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) FNB United will disclose whether FNB United, the Board of Directors of FNB United, or the Compensation and Nominating Committee of FNB United has engaged during any part of the most recently completed fiscal year that was a TARP period, a compensation consultant, and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) FNB United has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) FNB United has substantially complied with all other requirements related to employee compensation that are provided in the agreement between FNB United and Treasury, including any amendments;

(xv) FNB United has submitted to the U.S. Treasury a complete and accurate list of the SEOs and the twenty most highly compensated employees for the current fiscal year , with the non-SEOs ranked in descending order of level of annual compensation and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both (see, for example, 18 USC 1001).

Date: March 30, 2012	/s/ BRIAN E. SIMPSON
Brian E. Simpson
Principal Executive Officer